Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with our valuation policies and procedures. Our GAAP net asset value (“GAAP Net Asset Value”) is our net asset value determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our transactional net asset value (“Transactional Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares, by adjusting our GAAP Net Asset Value as of each relevant valuation date for the recognition of the distribution and servicing fee on a monthly basis as such fee is incurred. The tables that follow include the Transactional Net Asset Value of outstanding shares as of September 30, 2026 ($ in thousands, except shares):

Components of Net Asset Value
Investments at fair value (cost of $1,350,829)	$1,323,293
Cash and cash equivalents	70,602
Other assets	26,688
Other liabilities	(728,294)
Transactional Net Asset Value	$692,289
Number of outstanding shares	68,438,084

The following table provides a breakdown of our total Transactional Net Asset Value and our Transactional Net Asset Value per share by class as of September 30, 2026 ($ in thousands, except shares and per share data):

Class	Monthly Transactional Net Asset Value	Number of outstanding shares	Transactional Net Asset Value per share as of September 30, 2026
Anchor I Shares	$208,086	20,555,668	$10.12
Anchor I-B Shares	$48,170	4,761,612	$10.12
Anchor II Shares	$243,127	24,071,179	$10.10
Anchor II-B Shares	$1	110	$10.13
Anchor III Shares	$101,903	10,061,591	$10.13
E Shares	$50,557	4,977,897	$10.16
Standard A Shares	$40,443	4,009,877	$10.09
Standard B Shares	$1	110	$10.14
V Shares	$1	40	$25.00

Total	$692,289	68,438,084

Reconciliation of Transactional Net Asset Value to GAAP Net Asset Value

The following table reconciles our Transactional Net Asset Value to GAAP Net Asset Value as of September 30, 2026 ($ in thousands):

As of September 30, 2026
GAAP Net Asset Value	$690,647
Adjustment:
Distribution and servicing fee(1)	1,642

Transactional Net Asset Value	$692,289

(1)

Adjustment applies to Anchor I-B Shares, Anchor II-B Shares, and Standard B Shares of PIMCO Asset-Based Lending Company LLC - Series II (“Series II”). For purposes of Transactional Net Asset Value, we recognize the distribution and servicing fee as a reduction to Transactional Net Asset Value on a monthly basis as such fee is incurred. For purposes of GAAP Net Asset Value, we accrue the cost of the distribution and servicing fee, as applicable, for the estimated remaining life of the Anchor I-B Shares, Anchor II-B Shares, and Standard B Shares of Series II as of the date of such Transactional Net Asset Value.